SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported)  August 27, 1996

                  DUNES HOTELS AND CASINOS INC.
(Exact name of registrant as specified in charter)

                            New York
(State or other jurisdiction of incorporation)

        1-4385                             11-1687244
(Commission File Number)        (IRS Employer Identification No.)

4045 South Spencer St., Ste. 206, Las Vegas, Nevada       89119
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code (702) 732-7474

                         Not Applicable
(Former name or former address, if changed since last report)


Item 5.   CHANGES IN CONTROL OF REGISTRANT

     On August 27, 1996, Dunes Hotels and Casinos Inc. (the Company) was informed that the Federal Deposit Insurance Corporation (the FDIC) rejected the tentative settlement agreement between John B. Anderson, Edith Anderson, Cedar Development Company, J.A. Inc. and J.B.A. Investments Inc. (the Anderson Parties) and the FDIC regarding the Anderson Parties obligations to the FDIC. The Anderson Parties obligations to the FDIC are described in detail in the Company's report on Form 10-K for the year ended December 31, 1995, "Item 3. Legal Proceedings
- - Federal Deposit Insurance Corporation, et al v. John B.
Anderson et al."

     The Company was further informed that on August 28, 1996, the United States District Court, District of Nevada, entered the Consent Judgment appointing Ronald L. Durkin, C.P.A. as the permanent receiver over the assets of Mr. Anderson and the Anderson Parties to the extent and with the powers set forth in the Receivership Order. Included in the assets over which the Receiver's powers extend are Mr. Anderson's beneficial ownership of 4,367,643 shares, or 68.5%, of the common stock of the Company. As a result of entry of the Consent Judgment, a change in control of the Company may have occurred. To the knowledge of the Company, the Receiver has not taken any overt steps to assert control, vote the shares, influence management of the Company, or otherwise, although no assurance can be given that such steps are not contemplated or imminent.

     The entry of the Consent Judgment may jeopardize the Anderson Parties ability to operate, including Baby Grand Corp. which remains liable to the Company under the Baby Grand Note (the BGC Note). The BGC Note is described in detail in the Company's report on Form 10-K for the year ended December 31, 1995, "Item 1. Business - Other Activities - Certain Loans." The current principal balance of this note is $2,332,675, and all payments have been timely made.

     The Company is unable to predict what effect the outcome of the matters described above will have on the Company.


                            SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DUNES HOTELS AND CASINOS INC.
                                            (Registrant)



Dated:   September 6, 1996          By: /s/ James H. Dale
                                        James H. Dale, Treasurer